AGREEMENT NO. 13/K/Z/2013
For the Sale of Gas from Komorze gas field

between

FX Energy Poland Sp. z o.o.

and

POLSKIE GÓRNICTWO NAFTOWE I GAZOWNICTWO S.A.

Agreement No. 13/K/Z/2013

This Agreement (“Agreement”) was signed on November 12, 2013, in Warsaw between:

FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at ul. Chałubinskiego 8, 00-613 Warsaw, entered into the National Court Register by the District Court in Warsaw under the KRS No. 0000052459, NIP 521-275-14-81, share capital PLN 1 895 000, hereinafter referred to as the “Seller” or a “Party”, represented by:

1.  Mr. Zbigniew Tatys – Member of the Management Board

2.  Ms. Eva Sokolowska – Representative FX Energy Poland Sp. z o.o.,

and

Polskie Górnictwo Naftowe i Gazownictwo Spółka Akcyjna with its registered office in Warsaw at ul. Marcina Kasprzaka 25, entered in the Companies Register of the National Court Register by the District Court for the City of Warsaw, XIX Commercial Division of the National Court Register, under number KRS 0000059492, NIP number 525-000-80-28, REGON number 012216736-00027, with share capital of PLN 5,900,000,000, paid up in full, hereinafter referred to as the “Purchaser” or a “Party”, represented by:

1.  Mr. Marek Dżaman – Director of Strategic Contracts Department; and

2.  Mr. Bartosz Motyka-Radlowski – Deputy Director of Economical Department

§ 1

1.	In this Agreement, the below terms shall have the following meanings:

1)	Business Days – days from Monday to Friday, excluding statutory holidays in the Republic of Poland;

2)	Contract Day – a period starting at 6:00 a.m. of the current calendar day and ending at 6:00 a.m. of the following calendar day;

3)	Sale Commencement Day – the Contract Day on which the sale of the Gas in Delivery Point commences;

4)
Sale Closure Day – the Contract Day on which the production from the Field is ceased, or the Seller loses its title to the Gas, or on which the Purchaser ceases to purchase Gas in connection with the end of the termination notice period pursuant to the Agreement;

5)
Gas – the 49% share in the ownership of a mix of hydrocarbons and nonflammable gaseous components including methane and nitrogen as main components, belonging to the Seller, which is not a gaseous fuel according to the Energy Law, and which conforms to the parameters specified in Appendix No. 1 (Quality Specification), produced from the Field on the basis of the Joint Operating Agreement, other than the part of the mineral used in for the purposes of operation of the mining plant;

Agreement No. 13/K/Z/2013

6)	Contract Month – a period starting at 6:00 a.m. of the first day of the calendar month and ending at 6:00 a.m. of the first day of the following calendar month;

7)
Normal Cubic Meter (Nm3) – means the amount of gas required to fill a space of one cubic metre with an absolute pressure of 101.325 kPa (one hundred and one point three two five kilopascals) and at thermodynamic temperature of 273.15 K (two hundred and seventy three point one five Kelvin); unless expressly stated otherwise, all quantities of the Gas referred to herein shall be expressed in Nm3; upon a change of settlement unit from the Nm3 to kWh energy units the Parties shall enter into negotiations aimed at updating the definition;

8)	Sale Period – the period commencing on the Sale Commencement Day and ending on the Sale Closure Day;

9)	Planned Maintenance Work – renovation, construction, maintenance and modernization work:

(a)
conducted by the Purchaser in the Purchaser’s installations, which affects the Purchaser’s ability to take the Gas at the Delivery Point; the Purchaser’s installations include installations behind the Delivery Point that are at the disposal of the operator of the transmission grid and distribution grid;

(b)
conducted by the Seller or by the Purchaser in the Delivery System, which affects the Seller’s ability to sell the Gas at the Delivery Point, including, without limitation, any periodic tests conducted on the Field;

10)	Monthly Statement – is defined in Appendix No. 2 Technical conditions of Gas delivery;

11)	Energy Law – an act dated 10 April 1997 – Energy law (unified text: Journal of Laws of 2006 No. 89, item 625);

12)
Delivery Point – the point agreed between the Purchaser and the Seller, i.e. the valve (no. BV-0437-1 – pursuant to the detailed design of the metering system forming part of Appendix No. 2) installed at the outlet of the Metering System, linking the Delivery System with the Off-take System, constituting the Gas surrender point;

13)	Contract Year – a period starting at 6:00 a.m. of 1st October of current calendar year and ending at 6:00 a.m. of 1st October of the following calendar year, provided that:

(a)	the first Contract Year shall commence at 6:00 a.m. on the Sale Commencement Day and shall continue until 6:00 a.m. of 1st October of the following calendar year;

(b)	if this Agreement terminates on any day other than 1st October, the last Contract Year shall end at 6:00 a.m. on the last day of effectiveness of the Agreement.

14)	Quality Specification – the Gas pressure and a set of physical and chemical parameters of the Gas specified in Appendix No. 1;

Agreement No. 13/K/Z/2013

15)	Gas Station – a set of installations used, whether jointly or separately, to reduce, process, control, measure and distribute the Gas;

16)	Delivery System – installations used for the purposes of producing, processing, compressing, testing, measuring and selling the Gas at the Delivery Point;

17)
Off-take System – a gas pipeline grid along with appertaining installations, linked with one another and working together, owned by the Purchaser and used to off-take and transport Gas from the Delivery Point;

18)	Operator – a party to this agreement appointed to perform the duties specified in the Joint Operating Agreement; at the date of execution of this Agreement the Operator is PGNiG S.A.;

19)
Tariff – the set of prices and fee rates, and conditions of their application, prepared by the Seller and introduced as binding for customers specified therein, according to the procedures set forth in the Energy Law; in particular the Tariff shall set out the prices and fee rates for the consumers of the Lw-2 class low-methane gas;

20)
Metering System – gas meters and other metering devices, as well as the systems connecting those devices, described in Appendix No. 1, used to measure the quantity of the Gas sold at the Delivery Point, owned by the Seller and the Purchaser;

21)
Joint Operating Agreement – Joint operating agreement covering the Poznań area, entered into on 1 June 2004 between the Purchaser and the Seller, on the basis of which both parties will have the ownership title to the Gas in the following proportions (shares) – the Seller – 49% and the Purchaser 51%;

22)
Field – means the gas field Komorze located on Pyzdry concession area (concession No. 18/99/p) – the natural gas accumulation in the Rotligend sandstone, located in the area of Wielkopolskie province, Września, Jarocin and Pleszew districts.

2.	All units of measurement used herein are units of the SI system in accordance with the Law on Measurements dated 11 May 2001 (consolidated text: Dz. U. of 2004, No. 243, item 2441).

§ 2

1.	This Agreement is entered into as of the date of its execution, for an indefinite period, and shall end in accordance with § 7.

2.
The Sale Commencement Day will be agreed by the Parties on the Contract Day on which the Purchaser as the Operator commences the production of Gas from the Field pursuant to the Joint Operating Agreement.

3.
The settlement of accounts between the Parties in relation to this Agreement shall take place no later than three (3) months after the end of the Sale Period.  The Parties are obliged to make final settlements within this time limit.

Agreement No. 13/K/Z/2013

§ 3

1.
The Seller undertakes to transfer the ownership title to the Gas to the Seller during the Sale Period and to surrender all the Gas to the Purchaser at the Delivery Point, and the Purchaser undertakes to take all the Gas meeting the quality parameters specified in Appendix No. 1 (Quality Specification) and pay for it at the Gas Price specified in the Agreement.

2.
This Agreement is entered into subject to the fulfilment of a condition precedent whereby the Seller and the Purchaser are to obtain all necessary permits and administrative approvals required to commence the exploitation of the Field and to duly perform the Agreement, including in particular:

-  a concession granted to PGNiG on exploration and appraisal or concession to be granted on producing natural gas from the Komorze Field;

-  a final approval of building permit for the construction of the Komorze 3k near well zone and the DN 100 pipeline, with an approximate length of about 4 300 metres;

-  an operating permit for the Lisewo Production Centre, along with the fulfilment of all other conditions enabling production;

-  the legal title, to be obtained by the Seller, to 49% of Gas produced from the Field, in the form of a joint mining usufruct right or mining sub-usufruct right, or in another form granted to the Seller the ownership of produced Gas on base of primarily rule subject obtaining such detailed legal title shall be demanded according to obligatory at a given time law but Parties confirm that basing on article 3.3 (B) of the Joint Operating Agreement it falls to the Seller share the ownership of 49% of  Gas produced from the Field.

3.	The Seller and the Purchaser undertake to cooperate in obtaining the permits and approvals listed in section 2 above.

4.	The Gas pressure and quality are specified in Appendix No. 1 to the Agreement.

5.
The detailed rules for sale of the Gas to the Purchaser, including its technical and quantity parameters, the rules for the Purchaser to place orders for the Gas, the place of handover of the Gas, the rules for measuring the quality and quantity of the Gas, the rules for preparing Monthly and Annual Statements, and the rules for resolving disputes concerning the quantity and quality of the delivered Gas are defined in Appendices No. 1 and 2 hereto.

6.
The Seller represents that upon the fulfilment of the above conditions precedent it will have the exclusive right to the Gas and that Gas is not encumbered with any legal defects or third party rights that would hinder or prevent the performance of this Agreement.

§ 4

1.	The Purchaser shall pay for the Gas amounts calculated as the product of the Gas sold (expressed in cubic meters) and the Gas Price (PGU).

Agreement No. 13/K/Z/2013

2.
As long and the Purchaser applies the Tariff, the Gas Price (PGU) shall correspond to 0.86 (zero point eighty six) parts of the price for gaseous fuel specified in the Tariff for the off-takers of low-methane gas (the “Lw-2” sub-group) taking the largest amounts gaseous fuels from the transmission network operated by Operator of Transmission Network Gaz-System S.A., in accordance with the following formula:

PGU = 0.86 *PT

where:

PGU – the Gas Price payable for the Gas sold in the Contract Month.

PT – the price for gaseous fuel specified in the Tariff for the off-takers of low-methane gas (the “Lw-2” sub-group) taking the largest amounts of gaseous fuel from the transmission network operated by Operator of Transmission Network Gaz-System S.A., being in effect on the last day of the Contract Month immediately preceding the Contract Month when the Gas is delivered;

3.	If the Tariff is changed, the Gas Price shall change as of the first day of the Contract Month immediately following the month in which the change of the Tariff becomes effective.

4.
If the Purchaser ceases to use the Tariff, the Parties shall enter into negotiations aimed at determining the new Gas Price formula within 30 (thirty) day following a notice to the Seller regarding that event.  If the Parties fail to agree upon a new Gas Price formula within 4 (four) months from the commencement of the said negotiations, each Party may terminate the Agreement subject to no less than 6 (six) month notice, effective as of the end of a Contract Year. For the avoidance of doubt, during the period between the day when the Tariff ceases to apply and the day when the Parties agree on a new Gas Price calculation formula, as well as during the period until the effective date of termination of the Agreement, as referred to in the preceding sentence, the Gas Price applicable on the last day of applicability of the Tariff shall apply.

5.
If the calorific value of the Gas sold is different from the calorific value defined in the Tariff for the prices of the “Lw-2” sub-group low-methane gas, the Gas Price shall be adjusted in accordance with the below formula:

PGU (c) = PGU * CSR/CST

where:

PGU (c) – the Gas Price payable for the Gas delivered in the Contract Month, taking into account the actual calorific value of the Gas sold, as specified in the Monthly Statement;

PGU  – the Gas Price calculated in accordance with section 2 above;

CSR – is the average monthly gross calorific value of the Gas sold in a given Contract Month in accordance with the Monthly Statement, calculated in accordance with Appendix No. 1, stated in MJ/Nm3;

CST – is the gross calorific value specified in the Tariff for the prices of the “Lw” sub-group low-methane gas sold in a given Contract Month, stated in MJ/Nm3.

Agreement No. 13/K/Z/2013

6.
Numbers used in the calculation of the Gas Price and the resulting PGU values shall be rounded up or down to the fifth (5) decimal place inclusive.  Numbers shall be rounded down if the digit subject to rounding is in the range between 0 and 4 inclusive, and shall be rounded up if the digit subject to rounding is in the range between 5 and 9.

7.	The Gas Price and the other amounts stated herein are net of VAT, excise, and any similar tax or public charges.

§ 5

1.
The amounts due for Gas sold shall be paid monthly, on the basis of Monthly Statements.  Invoices shall be issued within seven (7) Business Days of the end of each Contract Month, and sent to the Purchaser.  A copy of the invoice will forthwith be sent to the Purchaser by e-mail, on the Contract Day on which the invoice is issued.  The amount due will be paid exclusively on the basis of the original of a correctly issued invoice.

2.
The amounts due for Gas sold shall be paid by wire transfer from the Purchaser’s bank account to the Seller’s bank account specified in the invoice, by the 30th calendar day following the end of the Contract Month in which the Gas has been surrendered to the Purchaser.

3.
If an issued invoice has to be corrected, the time limit for payment will be counted from the date of receipt of the correction invoice by the Client.  The same rule shall apply in a situation where a relevant statement is not enclosed with the invoice.

4.	The payment of amounts due under the Agreement shall be deemed to have been made on the date of crediting the Seller’s bank account.

5.
Any default in payment obligations hereunder may result in interest being charged at the statutory rate established pursuant to Article 359 of the Polish Civil Code, calculated for each day of the default.

6.
The Parties shall notify each other in writing of any changes to the descriptions or the numbers of their respective bank accounts, and such notice shall specify both the former and the modified account details.  Such changes shall not constitute amendments to this Agreement.  A Party which defaults in these obligations shall indemnify the other for all losses resulting from the default.

§ 6

1.	Any complaints regarding invoices must be made in writing within ten (10) Business Days of receipt.

2.
If the complaint refers to a manifest error (e.g. a mathematical error), then the Party receiving the invoice shall be authorized to calculate the correct amount and pay such correct amount only, within the time specified in § 5 section 2, provided that it gives the issuing Party, no later than on the date of payment, a written notice explaining its calculation.  The latter Party shall issue a correction invoice, without any delay after agreeing the correct amount with the former.

3.
Complaints disputing an invoice for reasons other than those stated in section 2 above shall not release a Party from the duty to timely pay the amount stated in the invoice constituting the basis for the complaint.

Agreement No. 13/K/Z/2013

4.	The provisions of § 5 and this paragraph shall apply, mutatis mutandis, to payments against, and complaints concerning, accounting notes.

§ 7

1.	The Agreement shall terminate:

1)	on the Sale Closure Day;

2)	on the effective date of termination notice if the Agreement is terminated pursuant to § 8, § 4 section 4 or § 13 section 3.

3)	on the day on which the Field is depleted or geological conditions preventing the continuation of the Field exploitation occur.

§ 8

1.
Either Party’s failure to perform, or inappropriate performance of the material provisions of this Agreement specified in section 2 below shall entitle the other Party to terminate the Agreement subject to at least 30 (thirty) calendar days’ notice.

2.	Material provisions of the Agreement shall be considered nonperformed or performed inappropriately, if:

1)
a Party obliged fails to pay the other an amount due under the Agreement and the default continues for at least thirty (30) days and is not cured within an additional 14 (fourteen) day period following a written notice calling for payment and specifying the amount due; or

2)	the Seller sells any Gas to a third party without the Purchaser’s prior consent;

3)	the Purchaser reserves the right to terminate the Agreement if during three (3) consecutive months the Gas does not meet the conditions specified in Appendix No. 1 to the Agreement.

3.
The Party entitled to terminate the Agreement for the reasons specified in section 2 above shall give the other Party a reasoned and properly documented written notice specifying the reasons, and date of termination of the Agreement pursuant to section 1 of this paragraph.

4.	If the Agreement is terminated due to the reasons specified in section 2 point 1) above, the Seller shall be entitled to claim from the Purchaser statutory interest for each day of delay in payment.

5.
If the Agreement is terminated due to the reasons specified in section 2 point 2) above, the Seller shall pay the Purchaser liquidated damages constituting the equivalent of six (6) times the largest net monthly receivables on account of Gas sold in the preceding twelve (12) months.

6.	Each Party reserves the right to claim compensation for damages in excess of the liquidated damages specified above up to the value of the damage that has been actually sustained.

7.	The Parties agree that the failure to take gas of poor quality will not constitute an event of termination of the Agreement.

Agreement No. 13/K/Z/2013

§ 9

The Parties shall be liable for any failure to perform or inappropriate performance of the Agreement pursuant to generally applicable terms.

§ 10

1.	Neither of the Parties will be liable under the Agreement for a failure to perform its obligations if it proves that:

a)	the failure has been caused by an extraordinary external events beyond its control, referred to hereinafter as Force Majeure,

b)	it could not have, at the time of execution of the Agreement and despite exercising due care, foreseen the occurrence of such an event and its effects affecting the performance of the Agreement,

c)	it could not have, despite exercising due care, avoided or overcome the event or its effects.

2.	The Parties undertake to immediately provide each other with a documented written notice on the occurrence of Force Majeure and to make all efforts aimed at ending or mitigating its effects.

§ 11

1.
The Parties shall attempt to resolve all disputes arising out of or in connection with this Agreement by direct negotiations.  If the Parties do not resolve the dispute within three (3) months of the delivery of either Party’s invitation to negotiate with the other, the dispute resulting from this Agreement or relating to it shall be resolved by a state court with jurisdiction over the Purchaser’s registered seat.

2.	The existence of any dispute shall not excuse either Party’s performance of its obligations hereunder.

§ 12

Any transfer to a third party of any rights and obligations arising hereunder without the consent of the other Party shall be null and void, except for an assignment of receivables.

§ 13

1.
The Seller undertakes, during the term of the Agreement and following its termination or expiry, not to disclose to other persons (third parties) any information (“Confidential Information“) constituting the Purchaser’s confidential business information within the meaning of the Act on Suppressing Unfair Competition (the Act of 16 April 1993 – consolidated text: Journal of Laws of 2003, No. 153, item 1503, Art. 11 section 4) and any other information received from the Purchaser with written reservation of confidentiality in oral or written form or any other physical form, and recorded on any memory carrier, including both originals and photocopies, other copies, facsimiles, notes, bills and other documents relating to the Purchaser’s or its clients’ operations, business plans and other information, unless the information has become public as a result of actions undertaken by a person unrelated to the Seller or its disclosure is required on the basis of a decision of a relevant public authority.

Agreement No. 13/K/Z/2013

2.	At the Purchaser’s request made at any time, the Seller is obliged to forthwith:

a)	return Confidential Information along with its copies and extracts,

b)	destroy any documents that have been drafted on the basis of Confidential Information or reflect it.

3.	If the provisions of section 1 are violated, the Purchaser will be entitled to terminate the Agreement with immediate effect.

4.	The provisions of this § 13 sections 1-3 will apply as appropriate to information provided by the Seller to the Purchaser.

5.
If the confidentiality provisions of this Agreement are violated, the violating Party will pay the harmed Party a contractual penalty in the amount of the largest net monthly (1 month) receivables on account of Gas sold in the preceding twelve (12) months.

§ 14

1.
Except as otherwise specifically provided, all notices authorized or required by this Agreement between the Parties, shall be in writing, in Polish, and delivered in person or by registered mail or by courier service with confirmed delivery, or by any electronic means of transmitting written communications which provides written confirmation of completed transmission.  Any communications relating to this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for that Party to deliver any notice in response to an originating notice shall run from the date the originating notice is received.  All communications shall be delivered to the following addresses of the respective Parties:

Purchaser:	Polskie Gornictwo Naftowe i Gazownictwo S.A.
ul. Marcina Kasprzaka 25
01-224 Warsaw, Poland
Phone: +48 22 589 45 31
Fax: +48 22 589 46 31
E-mail: doz@pgnig.pl

Seller:	FX Energy Poland Sp. z o.o.
ul. Chalubinskiego 8
00-613 Warsaw, Poland
Phone: +48 22 830 00 74
Fax: +48 22 630 66 32
E-mail: fxenergy@fxenergy.pl

2.
The Parties undertake to inform each other forthwith of any changes referred to in section 1 above or otherwise they will bear the costs relating to an inappropriate performance of this undertaking.  Any changes concerning the matters referred to in this clause shall not be regarded as amendments to this Agreement.

Agreement No. 13/K/Z/2013

§ 15

1.	Any amendment to the provisions of this Agreement must be in writing or shall otherwise be null and void.

2.	The following appendices constitute an integral part of this Agreement:

1)	Appendix No. 1 – Quality Specification

2)	Appendix No. 2 – Technical conditions of Gas delivery

3)	Appendix No. 3 – Monthly protocols

4)	Current excerpts from the companies register of the National Court Register regarding both parties to the Agreement, along with Power of Attorney for the authorized signatories.

3.	This Agreement has been executed in two identical copies, one for each of the Parties.

SELLER	PURCHASER

Management Board	Director of Strategic Contracts Department

/s/ Zbigniew Tatys	/s/ Marian Lukaszewicz
Zbigniew Tatys	Marek Dżaman

Eva Sokolowska	Deputy Director of Economical Department

/s/ Eva Sokolowska	/s/ Bartosz Motyka-Radlowski
Representative FX Energy Poland Sp. z o.o.	Bartosz Motyka-Radlowski

Appendix 1 to Agreement No. 13/K/Z/2013

Gas quality specification from the Lisewo gas field

1.	The Gas Pressure at the Delivery Point will not be lower than 6.0 MPa and higher than 7.0 MPa.

2.	The Gas delivered under the Agreement will be compliant with the Quality Specification set forth in the table below.

3.
Parameter	value	unit	tolerance
Wobbe index	Ws= 37.5	MJ/ m3	not less than
Heat of combustion (gross calorific value)	Hs= 30.0	MJ/ m3	not less than
Mercury vapour contents	30.0	μg/m3	not more than
Hydrogen sulfide contents	7.0	mg/m3	not more than
Oxygen content	0.2	%(mol/mol)	not more than
Carbon dioxide content	3.0	%(mol/mol)	not more than
Total sulphur contents	40.0	mg/m3	not more than
Total mercaptan sulphur contents	16.0	mg/m3	not more than
Contents of ash with particle diameter greater than 5μm	1,0	mg/m3	not more than
Water dew point at pressure equal to 5.5 MPa in the period from 1 IV to 30 X	+3.7	°C	not more than
Water dew point at pressure equal to 5.5 MPa in the period from 1 X to 31 III	-5.0	°C	not more than
Dew point of hydrocarbons	0	°C	not more than

Appendix No. 2 to Agreement No. 13/K/Z/2013

Technical conditions of delivery of Gas from the Komorze gas field

I.           GENERAL TERMS

1.	Any statements and the exchange of data under this Appendix must be made in writing to be valid.

2.	The Parties shall verify the procedures of co-operation of the dispatch services and the provisions of this Appendix no later than one year after the Sale Commencement Day.

II.           REQUIREMENTS CONCERNING CO-OPERATION OF THE SELLER’S AND PURCHASER’S SERVICES

1.
The following parties are authorised to enter into arrangements between the operation and dispatch services, concerning the on-going delivery and off-take of Gas and the settlement of its quantity and quality:

on the Purchaser’s side:

PGNiG S.A. Oddział w Zielonej Górze,
Director for Operation (Dyrektor Eksploatacji)
tel.  (068) 3291281, fax. (068) 329 14 30

Manager of the Dispatching Centre (Kierownik Dyspozycji Ruchu),
tel. 68-3291335; fax – 68-3291410,

Manager of the Gas Grid, Measurements and Settlements Department (Kierownik Działu Sieci Gazowych, Pomiarów i Rozliczeń Gazu)
tel. 61 8214280, fax 61 8214261,

on the Seller’s side:

FX Energy Poland Sp. z o.o. ul. Chałubińskiego 8, 00-613 Warszawa

Zbigniew Tatys – Regional Director (Dyrektor Regionalny)
tel. (022) 830 00 74
fax. (022) 630 66 32

Tomasz Machowski – Specialist for Production (Specjalista ds. Produkcji)
tel. (022) 830 00 74
fax. (022) 630 66 32

2.
Dispatch information from the Metering System located in the Lisewo Production Centre will be provided to the Dispatching Centre by telephone, every two (2) hours, or made available through telemetric systems.

3.	The Parties shall agree on the procedures of co-operation of the Seller’s and Purchaser’s dispatching services before the commencement of delivery and off-take of Gas.

III.           DELIVERY POINT

1.	The Parties agree on the following Metering System:

a)
The Metering System for measuring and settling the quantity and quality of Gas from the Lisewo field is located in the Lisewo Production Centre situated on plot number 118/2 in the municipality of Pyzdry, Września district, in the Lisewo area.

2.	The user of the plot number 118/2 and the operator of the Delivery Point (PZO) is Polskie Górnictwo Naftowe i Gazownictwo S.A.

3.	At the Delivery Point, the following rights and risks pass from the Seller to the Purchaser:

1)           the ownership title to Gas;
2)           the benefits and burdens relating to the ownership title to Gas;
3)           the risk of loss of Gas or of the worsening of its quality;
4)           all risks relating to the physical and chemical properties of Gas.

4.
All issues relating to measuring the quantity and pressure of Gas that are not regulated in Appendix No. 2 are regulated in the Company Standards “GASEOUS FUEL MEASUREMENTS” (POMIARY PALIW GAZOWYCH), (series 4000), presented by the Purchaser to the Seller, and should these standards be changed, in the standards that will replace them.

IV.           METERING SYSTEM

1.           The Metering System shall be equipped with:

-	operation and maintenance documentation,
-	an operating manual,
-
the system operation book, in which all of the following actions will be entered each time: manipulations, changes in fixed values in conversion devices, inspections, tests, repairs, replacements, adjustments and a list of seals and security devices.

2.	The Operator shall gather all the documents listed in section 1 and shall make them available for inspection to either of the Parties at its each request.

3.	Either of the Parties has the right to equip the Metering System with necessary telemetric devices at its own expense.

4.	A diagram of the Metering System in the Lisewo Production Centre is provided in section IX of Appendix No. 2.

5.
The Purchaser and the Seller have the right to be present, at their expense, at the process of installing, reading, cleaning, replacing, repairing, inspecting, testing, calibrating or adjusting the Metering System.

V.           MEASUREMENTS OF THE QUANTITY AND QUALITY OF DELIVERED GAS

1.           The quantity and quality of Gas will be measured in accordance with the following rules:

1.	The quantity of delivered Gas and its pressure will be measured in the Metering System in accordance with the rules defined in the PGNiG S.A. Company Standards, series ZN-G-4001÷4010: 2001.

2.	The quantity of delivered Gas and its pressure will be measured on the basis of readings of the measuring instruments specified in section X of Appendix No. 2.

3.
The chemical composition of Gas in the conversion device will be updated each time if the difference between the heat of combustion of the Gas being currently in the grid and the heat of combustion entered into the memory of the conversion device is greater than ± 0.5%.

4.	The settlement unit for the delivered volume of Gas will be a volume unit determined in normal conditions, i.e. in conditions with the following parameters:

a)	the absolute pressure Pn = 101.325 kPa (one hundred and one and 325/1000 kilopascals),

b)	thermodynamic temperature Tn = 273.15K (two hundred and seventy-three and 15/100 degrees Kelvin).

5.	The volume of Gas will be converted from working conditions to normal conditions using an electronic conversion device.

2.           The quality of Gas will be measured in accordance with the following rules:

1.	Test measurements of Gas quality will include:

a)	dew point temperature – once (1) in a Contract Month,

b)	dew point temperature of hydrocarbons – one (1) in a year, in the winter season,

c)
an analysis of gas using the chromatographic method, in order to determine the chemical composition and heat of combustion, calorific value, Wobbe index, density and relative density –  once (1) in a Contract Month,

d)	hydrogen sulphide content – once (1) in a Contract Year for a field with a low sulphur content or once (1) in a Contract Month for a field with a high sulphur content,

e)	mercury vapours content – once (1) every two Contract Months for a field containing mercury,

f)	dust content – twice (2) in a Contract Year, once in the summer season and once in the winter season.

2.	Gas samples for taking the measurements listed in section 1 will be taken from a probe situated before the metering system.

3.	The responsibility for taking the measurements defined in section 1 will rest on the Purchaser.

4.
The results of Gas quality measurements will be included in reports on check-up tests, to be provided to the Seller within 14 business days after the end of the Contract Month to which the test measurement referred.

5.
If the Gas delivered by the Seller to the Delivery Point does not comply with the Quality Specification defined in Appendix No. 1, the Purchaser shall apply due care to notify the Seller of the fact as quickly as possible, providing it with as detailed information on the Gas quality as possible.

6.
The Purchaser will have the right to reject Gas that does not comply with the requirements set out in the Quality Specification in Appendix No. 1, and the quantity of Gas rejected by the Purchaser shall constitute undelivered quantity. The Purchaser shall inform the Seller in writing about all instances of rejection of Gas as quickly as possible.

7.
If the Purchaser does not reject Gas that does not comply with the requirements set out in the Quality Specification in Appendix No. 1, such gas will be regarded as Gas for the purposes of this Agreement and the Seller shall cover the actual costs corresponding to the fees to be paid by the Purchaser to OGP Gaz-System in connection with introducing gas that does not meet quality parameters into the gas transmission system, including the costs of treatment of gas to make it meet the quality parameters.

3.           The principal rules of operation and inspection of the Metering System.

a)	The correctness of operation of the Metering System will be supervised by the Purchaser’s relevant services.

b)
With respect to requirements and procedures concerning the measurement technique and operation and inspection of the Metering System that have not been agreed in this Appendix, the Parties shall comply with the relevant provisions of the PGNiG S.A. Company Standards, series ZN-G-4001÷4010:2001.

c)	The Parties shall adopt a time schedule of inspection of the Metering System by the end of January of a Contract Year.

d)	All alterations in the Metering System used for settlement purposes that affect the measurement and settlement of Gas deliveries and off-take must be approved by the Parties’ representatives.

e)	Each Party shall retain all results of measurements and inspections of the Metering System for at least three (3) years.

VI.           DISPUTES CONCERNING QUALITY OR QUANTITY

1.
The Purchaser shall apply due care to ensure that the Metering System is maintained in a good technical condition and that the correctness of operation and accuracy of the Metering System is inspected at least every three months, if this is required by the relevant regulations. The Purchaser shall apply due care to notify the Seller of an intended inspection of the Metering System at least three (3) days in advance.

2.
If any of the elements of the Metering System does not work correctly, the Purchaser shall apply due care to repair or replace such element as quickly as possible, and the Monthly Statements issued starting from the date of the previous inspection of the Metering System (and if necessary also the Annual Statement) will be modified without delay in accordance with the rules set out in the Company Standards “GASEOUS FUEL MEASUREMENTS” (series 4000).

3.
Based on modified Monthly Statements and possibly the Annual Statement, the Seller shall correct its invoices for the relevant periods, within 5  days of the modification, and any differences in amounts due arising from such modifications will be settled within 30 days after the modification.

4.
The incorrect operation of the Metering System referred to in section 2 is exclusively a situation where measurement errors exceed the permissible error values specified in the Company Standards “GASEOUS FUEL MEASUREMENTS”, (series 4000), or where the Metering System does not operate.

5.
The Seller may at any time demand that an additional inspection of the operation of the Metering System be conducted. If such an inspection does not show errors exceeding the permissible values specified in the Company Standards “GASEOUS FUEL MEASUREMENTS” (series 4000) or the incorrect operation of equipment, the costs of the inspection will be covered by the Seller; otherwise these costs will be covered by the Purchaser.

VII.           REPORTING

1.	Information concerning the quantity and quality parameters of the sold Gas is included in statements covering:

a)	each full day (Daily Report),

b)	each Contract Month (Monthly Statements);

2.	A Daily Report prepared by the Purchaser shall contain the following information obtained from readings of measuring instruments installed in the Lisewo Production Centre:

-	gas pressure – measured once (1) on a Contract Day,
-	gas stream in normal conditions – measured once (1) on a Contract Day,
-	gas temperature – measured once (1) on a Contract Day,
-	total quantity of gas for a gas day (in normal conditions) directed to the pipeline connecting the Lisewo Operation Centre with KGZ Radlin I,

3.	A Daily Report will be provided to the Seller by electronic means, forthwith after the end of each Contract Day.

4.
Monthly Statements will be prepared by the Purchaser on the basis of Daily Reports drawn up in accordance with the rules specified in this Appendix, within five (5) Business Days after the end of the Contract Month in which the delivery took place.  Annual Statements will be prepared by the Purchaser on the basis of Monthly Statements, within five (5) Business Days after the end of the Contract Year in which the delivery took place.

5.	Monthly Statements will contain the following information:

-	the status of the meter in m3 recorded in the converter, as at the end of the current month and at the end of the previous month,

-	the actual monthly quantity of gas in normal conditions, constituting the difference between the statuses of the meter at the beginning and at the end of the settlement month,

-	the monthly quantity of gas in normal conditions, adopted for settlement purposes, stated in full m3,

-	corrections, if any, resulting from measurement errors,

-	the number and date of analysis of gas,

-	the average monthly heat of combustion of gas.

6.	Monthly Statements will be provided to the Seller by electronic means, within five (5) Business Days after the end of a given Contract Month.

7.
If the Seller does not agree with the quantity or quality values supplied in a Monthly Statement or Yearly Statement, it shall notify the Purchaser of such fact within seven (7) calendar days of receiving it, specifying the details of the questioned items.  In such a case the Parties shall forthwith contact each other and shall attempt to resolve the dispute within five (5) calendar days.

8.
If the Parties fail to reach agreement within the time limit specified in section 7, the dispute concerning the quantity or quality of the delivered Gas will be resolved in accordance with section VIII of the Appendix, and other disputes will be resolved in accordance with § 9 of the Agreement.

VIII.           FINAL PROVISIONS

1.
Any disputes concerning the quality or quantity of the delivered Gas or test measurements will be resolved by a Commission to be appointed each time and to be composed of equal numbers of the Seller’s and Purchaser’s representatives, but no more than 2 representatives appointed by each of the Parties.  The Commission shall start working on the fourteenth (14) calendar day after serving the notice on the election of the first member of the Commission.

2.
If measurements taken by the Commission referred to in section 1 show incorrect values, exceeding permissible error values, the rules specified in the Company Standards “GASEOUS FUEL MEASUREMENTS” (series 4000) will be applied for settlement purposes.  If measuring instruments are disassembled in order to carry out the above tests, the costs of disassembly, inspection and reinstallation, as well as the costs of assembly of replacement measuring instruments will be borne by the Party whose doubts have not been confirmed by the result of the tests.

3.
If within one (1) month of the date of commencement of the works referred to in section 1 the Commission fails to adopt a common standpoint, an analysis for conciliation purposes will be carried out by Instytut Nafty i Gazu (Petroleum and Gas Institute) in Krakow, at ul. Lubicz 25a, or another scientific institution agreed by the Parties.  The cost of such tests will be borne by the Party whose objections have not been confirmed.

IX.           DIAGRAM OF THE METERING SYSTEM [graphic omitted]

X.           DESCRIPTION OF METERING FACILITIES [omitted]

XI.           VOLUME OF GAS DELIVERED FROM THE FIELDS [graphic omitted]

Appendix No. 3 to Agreement No. 13/K/Z/2013

Monthly Report - Lisewo-Komorze Production Centre

Gas supplier:		FX Energy Poland Sp. z o.o.

Gas purchaser:		PGNiG S.A. Warsaw Zielona Gora Branch
Name of point:		Lisewo-Komorze Production Centre
Type of gas:		Lw (GZ- 41,5)
Report for month:
Day	Gas off-take N m3	Gas off-take m3 in measurment conditions	Average daily gas pressure MPa	Average daily gas temperature oC
1	0	0
2	0	0	-
3	0	0	-
4	0	0	-
5	0	0	-
6	0	0	-
7	0	0	-
8	0	0	-
9	0	0	-
10	0	0	-
11	0	0	-
12	0	0	-
13	0	0	-
14	0	0	-
15	0	0	-
16	0	0	-
17	0	0	-
18	0	0	-
19	0	0	-
20	0	0	-
21	0	0	-
22	0	0	-
23	0	0	-
24	0	0	-
25	0	0	-
26	0	0	-
27	0	0	-
28	0	0	-
29	0	0	-
30	0	0	-
31	0	0	-
Total	0	0
Measuring device:		gas meter	operating	controlling
		conversion factor
		meter No.
Meter level Vn on:			-	-
			-	-
		Difference:	-	-
Cvporrection due to:
Total for settlement m3			-
Monthly average heat of combustion MJ/m3			0.00
Cumulative quantity of gas m3			0